Exhibit 99.1

Stillwater Mining Company Announces CFIUS Clearance Related to the Proposed Acquisition by Sibanye

LITTLETON, Colo., April 17, 2017 (GLOBE NEWSWIRE) -- Stillwater Mining Company (“Stillwater” or “Company”) (NYSE:SWC) today announced that it has been informed that the review by the Committee on Foreign Investment in the United States (CFIUS) related to the proposed acquisition of the Company by Sibanye Gold Limited has been completed, and there are no unresolved national security issues with respect to the transaction.

The closing of the transaction remains subject to (1) approval of the merger agreement by the holders of a majority of Stillwater’s outstanding shares, (2) approval of the transaction by the holders of a majority of Sibanye’s shares present and voting, (3) the approval of the related issuance of shares by Sibanye in a rights offering by the holders of at least 75% of the shares present and voting, and (4) other customary conditions.

Both Stillwater and Sibanye Gold Limited have scheduled shareholders’ meetings on April 25, 2017 to conduct voting related to the proposed merger.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing PGMs from a geological formation in south-central Montana recognized as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM deposit known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "target," "will," "forecast," "expect," "potential," "intend," "estimate," "anticipate," "can" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Statements related to the closing of the transaction with Sibanye are forward-looking statements. The forward-looking statements contained in this press release involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Stillwater, that could cause Stillwater's actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation: Sibanye’s or Stillwater’s ability to complete the proposed transaction and the inability to complete the proposed transaction due failure to obtain approval of the shareholders of Sibanye or Stillwater or other conditions in the merger agreement. These forward-looking statements speak only as of the date of this press release.

CONTACT:
Mike Beckstead
(720) 502-7671
investor-relations@stillwatermining.com